CODE OF ETHICS

I.	Statement of Policy

High ethical standards are essential for the success of the Adviser and to maintain the confidence of clients and investors in investment funds managed by the Adviser (“clients”). The Adviser’s long-term business interests are best served by adherence to the principle that the interests of clients come first. Tremblant has a fiduciary duty to its clients to act solely for their benefit. All personnel of the Adviser must put the interests of the Adviser’s clients before their own personal interests and must act honestly and fairly in all respects in dealings with clients. All personnel of the Adviser must also comply with all federal securities laws. The Adviser and its personnel may effect transactions for their own accounts in the same securities purchased and sold for the accounts of the Adviser’s clients. To ensure that trading by the Adviser’s personnel is conducted in a manner that does not adversely affect the Adviser’s clients and in a manner consistent with the fiduciary duty owed by the Adviser to its clients, the Adviser has adopted this code of ethics (the “Code of Ethics”). (Rule 204A-1). The Code of Ethics contains provisions designed to prevent improper personal trading, identify conflicts of interest and provide a means to resolve any actual or potential conflicts in favor of the Adviser’s clients.

The Adviser will review its business practices to identify those that pose a conflict of interest between the Adviser and its clients, disclose such conflicts of interest to its clients and develop policies and procedures to deal with such conflicts and to ensure that the Adviser always acts in the best interests of its clients. The Adviser is responsible for conducting a review of its business practices at least annually to ensure the Adviser’s compliance with this policy.

Adherence to the Code of Ethics and the related restrictions on personal investing is considered a basic condition of employment by the Adviser. If you have any doubt as to the propriety of any activity, you should consult with the Compliance Officer, who is charged with the administration of this Code of Ethics.

Tremblant employees are expected to abide by the highest standards of ethical conduct in their relationships with each other, Tremblant investors, clients, competitors and members of the public. If an employee perceives lapses in those standards, the employee is expected to report them to the Compliance Officer. The Compliance Officer will respond appropriately to employee concerns about possible violations of laws, rules and regulations.

The Code of Ethics cannot address every circumstance that may give rise to a conflict, a potential conflict or even an appearance of a conflict of interest. Therefore, every employee is expected to conduct himself or herself with good judgment by bringing concerns to the attention of the Compliance Officer, as well as being alert to any actual or potential conflicts of interest with clients, including appearances thereof. Violations of this Code of Ethics must be reported to the Compliance Officer promptly.

ANY EMPLOYEE WHO VIOLATES THIS CODE OF ETHICS WILL BE SUBJECT TO DISCIPLINARY ACTION, UP TO AND INCLUDING TERMINATION FROM TREMBLANT.

II.	Definitions

A.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

B.

“Beneficial Ownership” includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest other than the receipt of an advisory fee.

C.

“Personal Account” means any brokerage account in which a TCG Employee has any Beneficial Ownership, which includes accounts: (i) held personally by a TCG Employee, (ii) for a TCG Employee’s spouse or significant other, (iii) for a TCG Employee’s minor child or grandchild, (iv) for any other family member who resides with the TCG Employee or whose account is managed or influenced directly or indirectly by the TCG Employee, or (v) any entity in which a TCG Employee, or any person specified in clauses (i) through (iv) above, has a 25% or greater beneficial interest, exercises direct or indirect influence or control (such as a pension account, trust or estate, a partnership or limited liability company of which the person is a partner, a corporation in which the person has a material beneficial interest and any account in the name of another person that is financed by the member or employee), acts as financial advisor or has trading authority; except that Personal Accounts do not include investment advisory client accounts (“Client Accounts”).

D.

“Reportable Security” means a security as defined in section 202(a)(18) of the Act (15 U.S.C. 80b-2(a)(18)) and includes any derivative, commodities, options, futures or forward contracts relating thereto, except that it does not include:

1.	Direct obligations of the Government of the United States;

2.	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

3.	Shares issued by money market funds.

E.	“Short Sale” means the sale of securities that the seller does not own.

III.	Restrictions on Personal Investing Activities

A.	General

It is the responsibility of each TCG Employee to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code of Ethics or otherwise prohibited by any applicable laws. Personal securities transactions for TCG Employees may be effected only in accordance with the provisions of the Code of Ethics.

B.	Preclearance of Transactions in Personal Account

Tremblant utilizes an online compliance management system called MyComplianceOffice (“MCO”). Employees must log into the MyComplianceOffice (MCO) website (https://www.mycomplianceoffice.com/) to submit a Trade Pre-Clearance Request online.

Tremblant’s Personal Trading Policies permit TCG Employees to maintain Personal Accounts subject to the following conditions.

1.

Each Personal Account that holds Reportable Securities, must be disclosed to Compliance, approved in advance by Compliance, and provide recurring reporting prior to the conduct of any trading activity in the account of a Reportable Security (See Section V “Reporting” below).

2.

Reportable Securities such as stocks, stock derivatives, corporate bonds, single stock futures transactions must be pre-approved by using the Trade Pre-Clearance Request tab found in MCO. For the avoidance of doubt, securities offered through initial public offerings are Reportable Securities and subject to the Personal Trading Policies.

a.	Approvals for Personal Account transactions are only valid for the trading day in which received.

b.

Single-name options with an expiration date less than 30 days from the trading date require written substantiation from the TCG Employee, which may be included on the MCO Trade Pre-Clearance Request screen.

Trade Pre-Clearance Requests are emailed to the Trading Desk, who will review the information in MCO and reference the Reportable Securities requested against securities that are “Actively” being transacted for or held in a Client Account. Such information shall be noted on the MCO Trade Pre-Clearance Request Form by the Trading Desk. “Actively” trading is defined as those trades that the Trading Desk has a broker currently being executed in the market.

Once the Trade Pre-Clearance Request Form has been reviewed by the Trading Desk, the Compliance team will receive an email indicating that there is a Trade Request that needs to be reviewed. Applicable Approval Personnel (as described below) will review the Trade Pre-Clearance Request Form and determine whether to approve the request based on a determination of, among other things, whether the transaction would be adverse to the best interests of Tremblant’s Client Accounts.

The Trade Pre-Clearance Request Form must be reviewed by the Trading Desk, followed by Compliance, and then the CEO (collectively, the “Approval Personnel”). Approval Personnel may not approve their own Pre- Trade Authorization Forms. For example, the CEO’s personal trading requests may only be approved by the Compliance Officer or his/her designee and the CFO or his/her designee.

There are several exceptions to the general rule, which, in all cases are subject to increased scrutiny by the Approval Personnel and, therefore, are more likely to be delayed or denied. Certain exceptions are listed below.

•

In the event of a request for a Personal Account transaction in Reportable Securities that are also held in a Client Account and are actively trading or trading is imminent, generally, approval will only be granted after Active trading ceases in Client Account, at which time the general rule above would apply.

•	In the event of a request for a Personal Account transaction in Reportable Securities that are contrary to the economic interests of a Client Account, generally, approval will not be granted.

•	In the event of a request for a Personal Account liquidation of Reportable Securities held for less than 60 days, generally, approval will not be granted.

The approval or denial of a Trade Pre-Clearance Request may be subject to such conditions and limitations as Approval Personnel consider applicable in their sole discretion. Exceptions to the restrictions described above may be granted by the CEO and the Compliance Officer in the case of extenuating or unusual circumstances. Written explanations for any such exceptions will be maintained by Legal and Compliance.

C.	Prohibitions on Trading in Securities on the Restricted Securities List

A TCG Employee may not execute any personal securities transaction of any kind (including Short Sales) in any securities that are on the Adviser’s Restricted Securities List.

D.	Initial Public Offerings

A TCG Employee may not acquire any direct or indirect beneficial ownership in any securities in any initial public offering without prior written approval of the Compliance Officer through the MCO platform.

E.	Private Placements and Investment Opportunities of Limited Availability

A TCG Employee may not transact in any private placement of securities (such as interests in private companies or investments in private investment funds, including hedge and private equity funds) or investment opportunity of limited availability unless the Compliance Officer has given express prior written approval utilizing the form set forth in Appendix B, which is found on the MCO website. After completion by the respective TCG Employee, the online form will be automatically submitted to the Compliance Officer for approval. Employees who acquired private securities prior to joining Tremblant are required to disclose that investment in their initial compliance package. If, in the future, Tremblant were to consider a transaction involving or affecting the private issuer, directly or indirectly, the affected employee, if a TCG Employee, would either be recused from the investment decision or, the fiduciary decision may be subject to an independent review by investment personnel with no personal interest in the transaction The Compliance Officer, in determining whether approval should be given, will take into account, among other factors, whether the investment opportunity should be reserved for clients and whether the opportunity is being offered to the TCG Employee by virtue of his or her position with the Adviser.

F.	Service on Boards of Directors; Other Business Activities

A TCG Employee shall not serve as a director (or similar position) on the board or a member of a creditors committee of any company unless the TCG Employee has received written approval from the Compliance Officer and the Adviser has adopted policies to address such service. The Compliance Officer shall maintain all Outside Business Activities Request forms. Authorization will be based upon a determination that the board service would not be inconsistent with the interest of any Client Account. At the time a TCG Employee submits the initial holdings report in accordance with this Code of Ethics, the TCG Employee will submit to the Compliance Officer a description of any business activities in which the TCG Employee has a significant role. A form of report on Outside Business Activities is attached in Appendix B, which is found on the MCO website. Any outside business activities of a TCG Employee must be approved by the Compliance Officer.

G.	Short Term Trading

The Adviser believes that short term personal trading by its TCG Employees can raise compliance and conflicts issues. Accordingly, TCG Employees will generally not be approved to initiate a personal securities transaction and liquidate such transaction (with respect to the securities initiated) within 60 days. For clarification purposes, if an employee purchases 100 shares of Company X on January 1 and purchases an additional 100 shares of Company X on February 1, such employee may sell up to 100 shares of Company X on March 1 and all shares on April 1.

H.	Management of Non-Adviser Accounts

TCG Employees are prohibited from managing accounts for third parties who are not clients of the Adviser or serving as a trustee for third parties.

IV.	Exceptions from Preclearance Provisions

This section sets forth exceptions from the preclearance requirements. The reporting obligations of the Code of Ethics will continue to apply to any transaction exempted from preclearance pursuant to this Section. Accordingly, the following transactions will be exempt only from the preclearance requirements set forth in Section IV:

A.	Purchases or sales that are non-volitional on the part of the TCG Employee such as purchases that are made pursuant to a merger, tender offer, dividend reinvestment or exercise of rights;

B.	Purchases or sales pursuant to an Automatic Investment Plan; and

C.	With respect to Personal Accounts that are eligible to hold Reportable Securities, transactions in securities that are not Reportable Securities.

D.

Transactions in certain Personal Accounts in which a TCG Employee has no discretion to direct transactions in Reportable Securities, subject to the approval of the Compliance Officer. In such case, the TCG Employee will be required to execute written certifications to such effect.

V.	Reporting

A.	Account Statements to Adviser

All TCG Employees must direct their brokers or custodians or any persons managing the TCG Employee’s Personal Account in which any securities are held to supply the Compliance Officer with the TCG Employee’s monthly brokerage statements. Employees are not required to provide statements for 529 Plans.

B.	New Personal Accounts

Each TCG Employee must notify the Compliance Officer promptly if the TCG Employee opens any new Personal Account in which any securities may be held with a broker or custodian or moves an existing Personal Account to a different broker or custodian.

C.	Disclosure of Securities Holdings

All TCG Employees will, within 10 days after commencement of employment with the Adviser, execute the Acknowledgment and Initial and Annual Brokerage Certification attached in Appendix A which is found on the MCO website, and return it to the Compliance Officer along with:

a.

a list of (or the statements from) all Personal Accounts in which the TCG Employee has any beneficial ownership and securities contained therein, including title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each security in which the TCG Employee has any beneficial ownership.

b.

The report must be dated the day the TCG Employee submits it, and must contain information that is current as of a date no more than 45 days prior to the date the person becomes a TCG Employee of the Adviser. TCG Employees will annually submit to the Compliance Officer an updated certification, which must be current as of a date no more than 45 days prior to the date the report was submitted.

D.	Certifications

Upon commencing as an employee with Tremblant and on an annual basis thereafter, all TCG Employees are required to execute the Acknowledgment and Initial and Annual Brokerage Certification attached in Appendix A, which is found on the MCO website.

VI.	Recordkeeping

The Compliance Officer will keep in an easily accessible place for at least five (5) years copies of this Code of Ethics, all brokerage statements and reports of TCG Employees, preclearance approvals, records of violations and actions taken as a result of violations, acknowledgments and other memoranda relating to the administration of this Code of Ethics. All brokerage statements and preclearance forms of TCG Employees may be kept in physical form or electronically in a computer database.

Pursuant to Rule 204A-1, the Adviser will maintain a list of all current access persons (which includes all TCG Employees) of the Adviser and for the last five (5) years or since the Adviser became registered.

VII.	Oversight of Code of Ethics

A.	Acknowledgment

The Compliance Officer will distribute a copy of the Code of Ethics to all TCG Employees when they become employed and upon any material amendment thereafter. All TCG Employees are required annually to affirm their compliance with this Code of Ethics by signing the annual certification attached in Appendix A, which is found on the MCO website.

B.	Review of Transactions

Each TCG Employee’s transactions in his/her Personal Account will be reviewed on a regular basis and compared with transactions for the clients and against the list of Restricted Securities. Any TCG Employee transactions that are believed to be a violation of this Code of Ethics will be reported promptly to the management of the Adviser.

C.	Sanctions

Adviser’s management, at their discretion, will consider reports made to them and upon determining that a violation of this Code of Ethics has occurred, may impose such sanctions or remedial action as they deem appropriate or to the extent required by law. These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment and/or criminal or civil penalties.

D.	ADV Disclosure

The Compliance Officer will ensure that the Brochure describes the Code of Ethics on Schedule F of Part 2 and (2) offers to provide (or provides) a copy of the Code of Ethics to any client or prospective client upon request.

VIII.	Confidentiality

All reports of personal securities transactions and any other information filed pursuant to this Code of Ethics will be treated as confidential to the extent permitted by law.

IX.	Procedures to Identify Potential Conflicts of Interest

In conducting the annual review, the Compliance Officer will consider, among other things, those business practices, conflicts of interest and other issues listed on the Risk Assessment Matrix that is maintained by the Compliance Officer. Conflict topics of review generally include, but are not limited to, trade allocation, personal trading, best execution and gifts and entertainment.

In addressing potential conflicts of interest, the Adviser will consider, and will disclose to clients certain conflicts of interest as set forth in (i) each of the Client Accounts’ respective offering documents, (ii) the Adviser’s Brochure, which is provided to each client on at least an annual basis and (iii) the Adviser’s due diligence questionnaire, which is provided to each client as amended.

The Adviser requires Supervised Persons to disclose certain family and close, personal relationships that may give rise to conflicts of interest and will seek to identify and address any potential conflicts of interest arising from these relationships. Additionally, the Adviser requires Supervised Persons to disclose on the Report on Outside Business Activities any business activities outside of the Adviser in which they have a significant role and to obtain written approval from the Compliance Officer before taking on a new role.

GIFTS AND BUSINESS ENTERTAINMENT

I.	Statement of Policy

The Adviser and its personnel may give or receive gifts, services or other items to any person or entity that does business with or potentially could conduct business with or on behalf of the Adviser. To ensure that these exchanges are conducted in a manner that does not adversely affect the Adviser’s clients and in a manner consistent with the fiduciary duty owed by the Adviser to its clients, and in order to address conflicts of interest that may arise when a TCG Employee accepts or gives a gift, favor, special accommodation, or other items of value, the Adviser places restrictions on gifts and certain types of business entertainment as set forth below.

II.	Gifts

A.

General - No TCG Employee may give or receive a gift, service, or other item of more than de minimis value, which for the purpose of this Code of Ethics is $250, to or from any person or entity that does business with or prospectively will conduct business with or on behalf of the Adviser unless such gift has been reported to the Compliance Officer. This excludes holiday gifts such as chocolate, popcorn, gift baskets, etc. which are to be shared among all employees. No TCG Employee may give or offer any gift of more than de minimis value to existing investors, prospective investors, or any entity that does business with or prospectively will conduct business with or on behalf of the Adviser without the prior written approval of the Compliance Officer.

B.

Solicited Gifts - No TCG Employee may use his or her position with the Adviser to obtain anything of value from a client, supplier, person to whom the TCG Employee refers business, or any other entity with which the Adviser does business.

C.

Cash Gifts - No TCG Employee may give or accept cash gifts or cash equivalents to or from an investor, prospective investor, or any entity that does business with or prospectively will conduct business with or on behalf of the Adviser.

III.	Business Entertainment

A.

General – TCG Employees may accept an invitation to a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity inviting the TCG Employee to the business entertainment event is present.

B.

Entertainment Reporting – No TCG Employee may provide or accept entertainment to or from an investor, prospective investor, or any person or entity that does or prospectively will do business with or on behalf of the Adviser with a value over $500 per person without reporting and receiving approval from the Compliance Officer.

IV.	Gifts and Entertainment to Foreign Governments, “Government Instrumentalities” and ERISA Plan Fiduciaries.

A.

The Foreign Corrupt Practices Act (“FCPA”) - THE FCPA prohibits the direct or indirect giving of, or a promise to give, “things of value” in order to corruptly obtain a business benefit from an officer, employee, or other “instrumentality” of a foreign government. Companies that are owned, even partly, by a foreign government may be considered an “instrumentality” of that government. In particular, government investments in foreign financial institutions may make the FCPA applicable to those institutions. Individuals acting in an official capacity on behalf of a foreign government or a foreign political party may also be “instrumentalities” of a foreign government. The FCPA includes provisions that may permit the giving of gifts and entertainment under certain circumstances, including certain gifts and entertainment that are lawful under the written laws and regulations of the recipient’s country, as well as bona-fide travel costs for certain legitimate business purposes. However, the availability of these exceptions is limited and is dependent on the relevant facts and circumstances

B.

Tremblant FCPA Policy - Tremblant and its Employees must comply with the spirit and the letter of the FCPA at all times. Employees must obtain written pre-clearance from the Compliance Officer prior to giving anything of value that might be subject to the FCPA except food and beverages that are provided during a legitimate business meeting and that are clearly not lavish or excessive. Employees must disclose all gifts and entertainment that may be subject to the FCPA, irrespective of value and including food and beverages provided during a legitimate business meeting.

C.	Tremblant is prohibited from giving gifts with an aggregate value exceeding $250 per year to any ERISA plan fiduciary.

V.	Reporting/Recordkeeping

A.

Reports – At least annually, each TCG Employee must certify that he/she has acted in compliance with the Gifts and Entertainment Policy, as well as report to the Adviser (1) any gifts in excess of de minimis value received in connection with the TCG Employee’s employment and (2) all business entertainment events which were attended. TCG Employees are generally required to certify on a quarterly basis. All such certifications are kept on file with Compliance.

B.	Each TCG Employee must report all gifts and entertainment as well as pre-clear any gift in excess of $250 and pre-clear any business entertainment with a value over $500.

POLITICAL CONTRIBUTIONS

I.	Statement of Policy

The Adviser may provide or seek to provide investment advisory services to a government entity and as such has adopted policies and procedures in connection with political contributions made by the Adviser and certain persons associated with the Adviser.

II.	Procedures

As a Registered Investment Adviser, TCG and its employees are required to follow the Pay-to-Play rules with respect to political contributions (SEC Rule 206(4)-5). Unfortunately, even a small political contribution may prohibit the Adviser from accepting investments with certain public sector entities or cause the Adviser to pay substantial fines because of the contribution or solicitation of a contribution. As a result of this potential punitive penalty, employees are:

•	prohibited from making political contributions

•	prohibited from directing household members to make donations (ie trying to skirt the Pay-to-Play rules)

•	prohibited from hosting or co-hosting a political fundraising event at your residence or another venue (viewed as solicitation)

•

Household members are also prohibited from hosting a political fundraising event at your residence and, in general, are discouraged from hosting or co-hosting events at other venues. However, when unavoidable please speak to the Compliance Officer

A.

Initial and Annual Reporting: Through the initial and annual compliance certification process, each TCG employee confirms that he/she (a) complies with this Political Contributions policy of reporting, and (b), that he/she has disclosed all contributions made in the prior two years while not employed by Tremblant.